Exhibit 99.2

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2015 Third-Quarter and Year-to-Date Results

•	Operating FFO per share up 24 percent over third quarter 2014

•	Overall Comp NOI up 3.9 percent, led by retail and office

•	Site work commencing to bring Lowe’s to Westchester’s Ridge Hill

•	QIC joint ventures to expand to include Ridge Hill in 2015, two more malls in 2016; company takes $372.6 million non-cash impairment on Ridge Hill

•	New joint ventures and anticipated near-term dispositions, including military housing, expected to generate $500 million in proceeds

•	Shareholders approve all proposals related to REIT conversion on January 1, 2016

CLEVELAND, Ohio - November 3, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced financial results for the three and nine months ended September 30, 2015.

Operating FFO
Operating FFO for the three months ended September 30, 2015, was $96.7 million, compared with $61.6 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015, Operating FFO was $233.7 million, compared with $170.3 million for the nine months ended September 30, 2014. Third-quarter Operating FFO per share was $0.36, a 24 percent increase, compared with $0.29 per share in the third quarter of 2014. For the year to date, Operating FFO per share was $0.96, a 19 percent increase, compared with $0.81 per share for the first nine months of 2014. Per share amounts are on a fully diluted basis.

The largest positive factors impacting third-quarter 2015 Operating FFO, compared with the third quarter of 2014, included increased Operating FFO from new property openings and acquisitions of $10.4 million, decreased interest expense, both corporate and in the mature portfolio, of $9.9 million; increased net operating income (NOI) from the mature portfolio of $5.3 million; and increased capitalized interest from active development projects of $3.7 million. These and other positive factors were partially offset by lower Operating FFO from properties sold of $1.5 million.

Factors impacting Operating FFO for the third quarter and year to date are illustrated in bridge diagrams included in the company’s supplemental package for the three and nine months ended September 30, 2015, furnished to the Securities and Exchange Commission (SEC) on Form 8-K on November 3, 2015, and available on the company’s website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended September 30, 2015 was $38.0 million, or $0.15 per share, compared with $65.9 million, or $0.30 per share for the three months ended September 30, 2014. Year-to-date 2015 FFO was $427.2 million, or $1.70 per share, compared with $174.4 million, or $0.80 per share for the nine months ended September 30, 2014. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, third-quarter 2015 FFO results were negatively impacted by loss on extinguishment of debt of $23.0 million, or $0.08 per share, related to senior notes exchanges executed in the quarter; increased losses on the Nets of $36.8 million ($22.6 million, net of tax), or $0.08 per share, related to the company’s share of a $26.8 million payment in the quarter for capital calls and fees, plus additional non-cash depreciation and amortization; impairment of non-depreciable real estate of $16.3 million ($10.0 million, net of tax) or $0.04 per share related to land in Las Vegas being marketed for disposition. In addition, the company had costs related to its planned 2016 conversion to a real estate investment trust (REIT) of $9.5 million ($5.8 million, net of tax), or $0.02 per share, in the quarter.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings/loss, the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended September 30, 2015, the company had a net loss of $302.2 million, or $1.18 per share, compared with net earnings of $0.7 million, or $0.00 per share, for the three months ended September 30, 2014. In addition to factors listed above related to FFO and Operating FFO, the variance in net loss for the quarter was driven primarily by increased impairment of depreciable rental properties of $409.2 million ($250.4 million, net of tax), primarily the result of impairment of Westchester’s Ridge Hill in Yonkers, NY ($372.6 million, or $228.1 million, net of tax) and the Illinois Science and Technology Park in Skokie, IL ($26.2 million, or $16.1 million, net of tax). Factors driving these impairments are described later in this release, under Commentary.

For the nine months ended September 30, 2015, the company had a net loss of $52.7 million, or $0.23 per share, compared with a net loss of $76.8 million, or $0.39 per share, for the nine months ended September 30, 2014. Per-share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three and nine months ended September 30, 2015, are included in the company’s supplemental package for the quarter ended September 30, 2015.

Revenues
Consolidated revenues for the three months ended September 30, 2015, were $289.1 million, compared with $234.7 million for the three months ended September 30, 2014. Year-to-date consolidated revenues were $785.9 million, compared with $713.9 million for the nine months ended September 30, 2014. The variances in revenues for the quarter and year to date, compared with comparable periods in 2014, are primarily the result of the company’s acquisition in June, 2015, of full equity ownership of seven life science office properties and two parking facilities at University Park at MIT in Cambridge, Mass.

Commentary
“We continue to see solid results from our portfolio, as reflected by a 24 percent increase in Operating FFO per share for the quarter and a 19 percent increase per share for the year to date, compared with the same periods last year,” said David J. LaRue, Forest City president and chief executive officer. “Increased NOI from the mature portfolio, increased Operating FFO from new property openings and acquisitions, and lower interest expense were the major positive factors driving the growth in Operating FFO for both the third quarter and nine months.
“Comp NOI and occupancies were up across all major asset classes. Results in retail reflect the positive impact of the strong, same-space leasing spreads we continue to report for our regional malls as a result of our renovation, expansion and re-merchandising programs. Office results reflect ongoing strength in our life science portfolio and rising demand in key markets, particularly Brooklyn. Results in apartments, while positive, reflect increased supply in a number of our sub-markets.
“After the end of the quarter, we entered into a number of transactions that align with our strategies of focusing on core products and markets and improving our balance sheet. We expect these transactions to generate substantial capital to drive continued progress toward our deleveraging goals.
“At our Westchester’s Ridge Hill regional mall in Yonkers, New York, we have received a permit from the City of Yonkers for site work needed to bring Lowe’s to the center on the five-acre parcel at the southern end of the project, and we expect to have a signed lease in the near future. Together with other recent new tenants, the anticipated addition of Lowe’s puts Ridge Hill on a clear path to stabilization. With that milestone, we have reached an agreement with QIC under which we expect to expand our existing regional mall joint ventures to include Ridge Hill in the fourth quarter, with plans to also add The Shops at Wiregrass near Tampa and Ballston Common in Arlington, VA, in the first half of 2016. Our joint venture relationship with QIC has been a significant success to date. It has allowed us to invest together to further improve the centers in the portfolio, and we are seeing the positive impact in our retail results. The expansion of the joint ventures to include these three additional centers is expected to generate net proceeds of approximately $150 million.
“As a result of the agreement to include Ridge Hill in our QIC joint ventures, we recognized a $372.6 million, non-cash impairment of that asset in the quarter. While the impairment reflects the past challenges the center has faced, Ridge Hill is achieving sales per square foot well above our regional mall average and we are confident in its future direction.
“In other transactions, after a competitive bidding process, we have negotiated an agreement in principle to sell our military housing portfolio to the Hunt Companies Inc., a leading player in the military housing sector. We expect to execute a purchase agreement in the near future and are targeting a closing, subject to appropriate consents and customary closing conditions, by yearend. We expect proceeds from this disposition of approximately $200 million.
“In addition, in Brooklyn, we recently executed a purchase agreement with The Rabsky Group for the sale of 625 Fulton Street, a development site adjacent to our DKLB BKLN apartment community. We expect the sale of this property, which is unencumbered, to generate gross proceeds of approximately $158 million.
“In the aggregate, these transactions are expected to result in total net proceeds of approximately $500 million, in line with the disposition strategy and debt-reduction timeline we outlined for investors in May.

We will provide additional updates on each of these transactions as they close. There can be no assurance that we will be able to close all or any of the ongoing transactions mentioned in this release. Nonetheless, we remain confident in our ability to continue to execute on our strategies to focus our business and further delever.
“As indicated in our filings, we continue to actively market our Illinois Science and Technology Park in Skokie to multiple interested parties with the intent of selling the property. Based on recent negotiations with a prospective buyer, we have revised our valuation assumptions for the asset, resulting in an impairment in the quarter of $26.2 million, or $16.1 million, net of tax.
“Lastly, at a special meeting on October 20, 2015, shareholders approved all proposals submitted for their vote related to our planned conversion to REIT status, effective January 1, 2016. These approvals mark another major milestone in our ongoing transformation as a company. As our chairman, Chuck Ratner, noted at the meeting, Forest City has a rich history of navigating and embracing change since its founding more than 90 years ago, and the REIT conversion is another important chapter for our company.”
NOI, Occupancies and Rent
Overall comparable NOI increased 3.9 percent for the three months ended September 30, 2015, compared with the same period in 2014, with increases of 4.9 percent in retail, 4.5 percent in office and 2.2 percent in apartments.

In the retail portfolio, comparable retail occupancies at the end of the third quarter increased to 93.2 percent, up from 92.1 percent at September 30, 2014. Sales in the company’s regional malls averaged $555 per square foot on a rolling 12-month basis, flat with results at June 30, 2015, and up from $526 per square foot at September 30, 2014. For the rolling 12-month period ended September 30, 2015, new, same-space leases in the company’s regional malls increased 26.0 percent over prior rents.

Comparable office occupancies increased to 95.9 percent at September 30, 2015, compared with 94.3 percent at September 30, 2014. For the rolling 12-month period ended September 30, 2015, rent per square foot in new office same-space leases increased 4.1 percent over prior rents.

In the residential portfolio, average monthly rents per unit for the company’s total comparable apartments rose to $1,415 for the nine months ended September 30, 2015, a 2.8 percent increase compared with $1,376 for the nine months ended September 30, 2014. Comparable average rents per unit in the company’s core markets were $1,899, a 2.9 percent increase from $1,845 for the comparable period in 2014. Comparable economic occupancies for the nine months ended September 30, 2015, were 95.2 percent, up from 94.8 percent for the same period in 2014.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended September 30, 2015 and 2014, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI using the full-consolidation method and a reconciliation of NOI to earnings/loss before income taxes.

Openings and Projects Under Construction
During the third quarter, the company continued to execute on its strategy of activating existing entitled development opportunities in its core markets. At September 30, 2015, Forest City had 15 projects under construction at a total cost of $2.2 billion, or $980.7 million at the company’s pro-rata share. These include:

RETAIL EXPANSION:

•
Boulevard Mall, a regional mall in Buffalo, New York, is undergoing a 46,000-square-foot expansion that will include the addition of a new Dick’s Sporting Goods store as well as interior and customer amenity upgrades. The expansion is expected to be completed in the fourth quarter of 2015.

RESIDENTIAL:

•	Arris, a 327-unit apartment community with 19,000 square feet of street-level retail, at The Yards in Washington, D.C., is expected to be completed in the first quarter of 2016.

•
Blossom Plaza, a 237-unit apartment community with 19,000 square feet of street-level retail, in the Chinatown neighborhood of Los Angeles. The project is expected to be completed in the second quarter of 2016.

•
Eliot on 4th, a 365-unit apartment community with 5,000 square feet of retail space at the company’s Waterfront Station mixed-use project in Washington, D.C. The property is expected to be completed in the fourth quarter of 2016.

•	Museum Towers II, a 286-unit apartment community in Philadelphia. The project is expected to be completed in the fourth quarter of 2016.

•
Broadway and Hill, a 391-unit apartment community in Los Angeles with 15,000 square feet of street-level retail, which began construction in the third quarter. It is expected to be completed in the first quarter of 2017.

Arris, Blossom Plaza, Eliot on 4th, Museum Towers II and Broadway and Hill are all part of the company’s ASRS residential development fund.

Other residential projects currently under construction include the following three properties at Pacific Park Brooklyn that are part of the company’s strategic partnership with Greenland USA:

•	535 Carlton, a 298-unit, all-affordable apartment community. It is expected to begin phased opening in the fourth quarter of 2016.

•	550 Vanderbilt, a 278-unit condominium property, which is expected to begin phased opening in the first quarter of 2017.

•	38 Sixth Avenue, a 303-unit, all-affordable apartment community with 28,000 feet of street-level retail. It is expected to begin phased opening in the second quarter of 2017.

Remaining residential projects under construction include:

•	B2 BKLYN, a 363-unit apartment community at Pacific Park Brooklyn. It is expected to be completed in the third quarter of 2016.

•	Aster Town Center North, a 135-unit apartment community at Stapleton in Denver. It is expected to be completed in the fourth quarter of 2015.

•
The Bixby (formerly The Lofts at Capitol Quarter), a 195-unit apartment community in Washington, D.C., in which the company is partnering with a regional developer and the District of Columbia Housing Authority, is expected to be completed in the first quarter of 2016.

OFFICE:

•
300 Massachusetts Avenue, a 246,000-square-foot, fully leased office building at University Park at MIT in Cambridge, is being developed in partnership with MIT and is expected to be completed in the first quarter of 2016.

•
1812 Ashland Avenue, a 164,000-square-foot office building at the company’s Science + Technology Park at Johns Hopkins in Baltimore. The building is 70 percent pre-leased and is expected to be completed in the third quarter of 2016.

•
The Bridge at Cornell Tech, a 235,000-square-foot corporate “co-location” building at Cornell Tech’s new campus on Roosevelt Island in New York City. The building is expected to open in the second quarter of 2017.

In addition to these projects, the company also began phased opening of Kapolei Lofts, a 499-unit apartment community in Kapolei, Hawaii. Kapolei Lofts is a fee-incentive development project in which the company expects to share in the net proceeds upon a sale of the project. After the end of the quarter, the company closed financing for the redevelopment of the Nassau Veteran’s Memorial Coliseum and admitted Onexim Sports and Entertainment as an 85 percent majority partner in that project.

Outlook
“Third-quarter and year-to-date results continue to demonstrate the strength of our operating portfolio and the markets we serve,” said LaRue. “At the same time, our development pipeline shows our ability to add to our portfolio with additional value creation for the future, while mitigating risk through innovative partnerships.

“The transactions we have announced reflect our commitment and ability to execute on the strategies we laid out for investors in May, monetize value in our portfolio, focus on additional debt reduction and selectively activate entitled development opportunities in our core markets. With our shareholders’ approval of our planned REIT conversion, we remain focused on the continued execution of our strategies and confident in our ability to create value for all stakeholders.”

Planned REIT Conversion
On January 13, 2015, the company announced its Board of Directors approved a plan to pursue conversion to REIT status. On September 16, 2015, the SEC declared the company’s wholly owned subsidiary, Forest City Realty Trust, Inc.’s registration statement on Form S-4 effective. On September 17, 2015, the company filed with the SEC a definitive proxy statement and Forest City Realty Trust, Inc. filed a prospectus in connection with the company’s plan to convert to REIT status. The company’s special shareholder meeting to present proposals related to the company’s conversion to REIT status was held on October 20, 2015. Each of the proposals presented to the shareholders received the required number of affirmative votes, and as a result, each proposal was approved by the shareholders. The company expects to elect REIT status for its taxable year ended December 31, 2016, subject to business conditions, the completion of related preparatory work, obtaining necessary approvals and third-party consents.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.0 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company’s website at www.forestcity.net for a supplemental package, which the company furnished to the SEC on Form 8-K on November 3, 2015, and is also available on the company’s website, www.forestcity.net. The supplemental package includes operating and financial information for the quarter ended September 30, 2015, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
The company uses FFO, along with net earnings/loss to report its operating results. The majority of the company’s peers in the publicly traded real estate industry are REITs and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT). FFO provides supplemental information about the company’s operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings/loss excluding the following items, at the company’s proportionate share: i) gain/loss on full or partial disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings/loss, the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO included with this release and in the company’s supplemental package.

Operating FFO
The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects and demolition costs; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of our operating performance and may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (VIE), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the tables included with this release and throughout its supplemental package.

NOI
NOI, a non-GAAP measure, reflects the company’s share of the core operations of its rental real estate portfolio, prior to any financing activity. NOI is defined as revenues less operating expenses of consolidated and unconsolidated subsidiaries within its Commercial Group and its Residential Group, except for revenues and cost of sales associated with sales of land held in these segments. The activities of the Land Development Group and Corporate Activities do not involve the operations of its rental property portfolio and therefore are not included in NOI.

The company’s historical NOI was calculated based on an entire company perspective rather than focusing on the core operations of its rental real estate portfolio. It included amounts associated with the Land Development Group and Corporate Activities, all of which are now excluded to arrive at its rental real estate portfolio property NOI measure. In addition, the company evaluated revenue and expense items in the Commercial and Residential segments and determined straight-line rent adjustments should be included in NOI (previously excluded) and land sales less cost of land sales, interest and other income and write-offs of abandoned development projects should be excluded (previously included). The company believes the NOI calculation provides a financial measure that better reflects the ongoing operating performance of its rental property portfolio and aligns its NOI reporting closer to that of its peers. Prior periods were adjusted for comparability purposes.

The company believes NOI provides important information about its core operations and, along with earnings, is necessary to understand its business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its multifamily, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Non-capitalizable development costs and unallocated management and service company overhead are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and NOI impacts of changes in ownership percentages, are excluded from comparable NOI and are included in non-comparable NOI. Retained properties that are considered non-comparable are disclosed in the company’s supplemental package, which the company will furnish to the SEC on Form 8-

K. Other properties and activities such as Arena, subsidized senior housing, military housing, straight-line rent adjustments and participation payments as a result of refinancing transactions are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the inability of the company to complete the conversion to REIT status in a timely manner, its failure to satisfy any conditions to completion of the conversion to REIT status, including receipt of required third party consents, its failure to complete the conversion to REIT status for any other reason, its ability to qualify or to remain qualified as a REIT, the possibility that the anticipated benefits of qualifying as a REIT will not be realized, or will not be realized within the expected time period, its inability to meet expectations regarding the accounting and tax treatments of qualifying as a REIT, the possibility that the conversion to REIT status may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, the impact of issuing equity, debt or both to satisfy its E&P Distribution and any other future distributions it would be required to make as a REIT, the impact of the amount and timing of any future distributions, the impact of covenants that would prevent it from satisfying REIT distribution requirements, its lack of experience operating as a REIT if it successfully converts, legislative, administrative, regulatory or other actions affecting real estate investment trusts, including positions taken by the Internal Revenue Service, the effect on the market price of its common stock following its conversion to REIT status and the E&P Distribution, the impact to its deferred tax liability balance upon conversion to REIT status, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and owning a factory to produce modular units, vacancies in its properties, risks associated with developing and managing properties in partnership with others, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts and other armed conflicts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, the ability to sell all or a portion of its ownership interests in a professional sports team and arena, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks, cyber incidents, its ability to achieve its strategic goals are based on significant assumptions, and its ability to complete non-core asset sales, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(302,219)	$686	$(52,672)	$(76,786)
Depreciation and Amortization—Real Estate Groups (1)	91,490	70,927	242,984	217,594
Gain on disposition of full or partial interests in rental properties	(2,755)	(9,016)	(22,039)	(77,477)
Impairment of depreciable rental properties	409,156	—	409,156	129,059
Income tax expense (benefit) adjustment — current and deferred (2):
Gain on disposition of full or partial interests in rental properties	1,088	3,310	8,549	32,028
Impairment of depreciable rental properties	(158,805)	—	(158,805)	(50,053)
FFO attributable to Forest City Enterprises, Inc.	$37,955	$65,907	$427,173	$174,365

FFO Per Share - Diluted
Numerator (in thousands):
FFO attributable to Forest City Enterprises, Inc.	$37,955	$65,907	$427,173	$174,365
If-Converted Method (adjustments for interest, net of tax):
5.000% Notes due 2016	24	382	407	1,147
4.250% Notes due 2018	1,112	2,277	4,641	6,830
3.625% Notes due 2020	712	1,664	3,108	4,993
FFO for per share data	$39,803	$70,230	$435,329	$187,335
Denominator:
Weighted average shares outstanding—Basic	255,417,396	198,893,584	230,778,223	198,328,900
Effect of stock options, restricted stock and performance shares	1,748,909	1,758,916	2,559,270	1,741,929
Effect of convertible debt	13,416,727	32,138,215	19,910,541	32,138,215
Effect of convertible Class A Common Units	2,793,642	2,973,190	2,912,683	3,358,084
Weighted average shares outstanding - Diluted	273,376,674	235,763,905	256,160,717	235,567,128
FFO Per Share	$0.15	$0.30	$1.70	$0.80

(1)	The following table provides detail of depreciation and amortization:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Full Consolidation	$79,966	$55,511	$206,782	$169,838
Non-Real Estate	(1,123)	(1,217)	(3,495)	(3,484)
Real Estate Groups Full Consolidation	78,843	54,294	203,287	166,354
Real Estate Groups related to noncontrolling interest	(7,710)	(4,888)	(22,856)	(14,250)
Real Estate Groups Unconsolidated	20,357	21,521	62,553	64,504
Real Estate Groups Discontinued Operations	—	—	—	986
Real Estate Groups at our proportional share	$91,490	$70,927	$242,984	$217,594

(2)	The following table provides detail of income tax expense (benefit):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$1,088	$(6,922)	$1,730	$(13,504)
Deferred taxes	(23,017)	3,247	151,925	230
Total income tax expense (benefit) on FFO	(21,929)	(3,675)	153,655	(13,274)

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$5,438	$10,415	$8,320	$26,171
Deferred taxes	(4,350)	(7,105)	229	5,857
Disposition of full or partial interests in rental properties	1,088	3,310	8,549	32,028

Impairment of depreciable rental properties
Deferred taxes	$(158,805)	$—	$(158,805)	$(50,053)
Total income tax expense (benefit) on non-FFO	(157,717)	3,310	(150,256)	(18,025)
Grand Total	$(179,646)	$(365)	$3,399	$(31,299)

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)			(in thousands)
FFO attributable to Forest City Enterprises, Inc.	$37,955	$65,907		$427,173	$174,365
Impairment of non-depreciable real estate	17,691	966		17,691	1,736
Write-offs of abandoned development projects and demolition costs	—	456		15,969	1,389
Tax credit income	(3,308)	(3,515)		(10,520)	(12,942)
(Gain) loss on extinguishment of debt	23,018	(300)		61,970	1,322
Change in fair market value of nondesignated hedges	1,033	55		(4,059)	3,046
Net gain on change in control of interests	—	—		(487,684)	(2,759)
Straight-line rent adjustments	(4,111)	779		(4,471)	(2,596)
Participation payments	11	—		11	1,469
Net loss on disposition of partial interest in development project	—	—		—	16,211
REIT conversion and reorganization costs	9,515	—		25,498	—
Nets pre-tax FFO	36,842	947		38,435	2,361
Income tax expense (benefit) on FFO	(21,929)	(3,675)		153,655	(13,274)
Operating FFO attributable to Forest City Enterprises, Inc.	$96,717	$61,620	57.0%	$233,668	$170,328	37.2%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO attributable to Forest City Enterprises, Inc.	$96,717	$61,620		$233,668	$170,328
If-Converted Method (adjustments for interest, pre-tax):
5.000% Notes due 2016	39	625		665	1,875
4.250% Notes due 2018	1,816	3,719		7,581	11,156
3.625% Notes due 2020	1,164	2,719		5,078	8,156
Operating FFO for per share data	$99,736	$68,683		$246,992	$191,515

Denominator:
Weighted average shares outstanding - Diluted	273,376,674	235,763,905		256,160,717	235,567,128
Operating FFO Per Share	$0.36	$0.29		$0.96	$0.81

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)		(in thousands)
Operating FFO by segment:
Commercial Group	$62,882	$45,582	$156,994	$114,691
Residential Group	33,707	27,236	94,697	82,919
Arena	(687)	(249)	(619)	1,508
Land Group	16,322	13,081	39,300	37,012
Corporate Group	(15,507)	(24,030)	(56,704)	(65,802)
Operating FFO	$96,717	$61,620	$233,668	$170,328

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended September 30, 2015				Three Months Ended September 30, 2014
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$289,057	$28,236	$92,634	$353,455	$234,743	$18,865	$108,647	$—	$324,525
Revenues of unconsolidated entities	92,634	—	(92,634)	—	108,647	—	(108,647)	—	—
Exclude land sales	(23,535)	(2,293)	(384)	(21,626)	(15,123)	(1,512)	(247)	—	(13,858)
Exclude land sales of unconsolidated entities	(384)	—	384	—	(247)	—	247	—	—
Exclude Land Development Group revenues	(2,087)	(205)	(50)	(1,932)	(1,933)	(190)	(80)	—	(1,823)
Exclude Land Development Group revenues of unconsolidated entities	(50)	—	50	—	(80)	—	80	—	—
Adjusted revenues	355,635	25,738	—	329,897	326,007	17,163	—	—	308,844
Operating expenses	173,209	13,927	41,929	201,211	150,154	11,609	49,266	—	187,811
Operating expenses of unconsolidated entities	41,929	—	(41,929)	—	49,266	—	(49,266)	—	—
Exclude cost of land sales	(9,189)	(763)	—	(8,426)	(2,879)	(266)	—	—	(2,613)
Exclude Land Development Group operating expenses	(2,770)	(248)	(472)	(2,994)	(2,479)	(225)	(777)	—	(3,031)
Exclude Land Development Group operating expenses of unconsolidated entities	(472)	—	472	—	(777)	—	777	—	—
Exclude corporate general and administrative expenses	(10,191)	—	—	(10,191)	(13,763)	—	—	—	(13,763)
Exclude REIT conversion and reorganization costs	(9,515)	—	—	(9,515)	—	—	—	—	—
Adjusted operating expenses	183,001	12,916	—	170,085	179,522	11,118	—	—	168,404
Net operating income	$172,634	$12,822	$—	$159,812	$146,485	$6,045	$—	$—	$140,440
Revenues of unconsolidated entities	(92,634)	—	92,634	—	(108,647)	—	108,647	—	—
Operating expenses of unconsolidated entities	41,929	—	(41,929)	—	49,266	—	(49,266)	—	—
Land sales	23,535	2,293	384	21,626	15,123	1,512	247	—	13,858
Land sales of unconsolidated entities	384	—	(384)	—	247	—	(247)	—	—
Cost of land sales	(9,189)	(763)	—	(8,426)	(2,879)	(266)	—	—	(2,613)
Land Development Group revenues	2,087	205	50	1,932	1,933	190	80	—	1,823
Land Development Group revenues of unconsolidated entities	50	—	(50)	—	80	—	(80)	—	—
Land Development Group operating expenses	(2,770)	(248)	(472)	(2,994)	(2,479)	(225)	(777)	—	(3,031)
Land Development Group operating expenses of unconsolidated entities	(472)	—	472	—	(777)	—	777	—	—
Corporate general and administrative expenses	(10,191)	—	—	(10,191)	(13,763)	—	—	—	(13,763)
REIT conversion and reorganization costs	(9,515)	—	—	(9,515)	—	—	—	—	—
Write-offs of abandoned development projects and demolition costs	—	—	—	—	(456)	—	—	—	(456)
Interest and other income	8,995	519	411	8,887	10,096	469	97	—	9,724
Interest expense	(49,007)	(7,305)	(24,315)	(66,017)	(59,312)	(7,605)	(25,858)	—	(77,565)
Gain (loss) on extinguishment of debt	(23,609)	(719)	(128)	(23,018)	(49)	(37)	312	—	300
Net gain (loss) on disposition of full or partial interests in rental properties	1,746	—	1,009	2,755	(146)	27	9,189	—	9,016
Impairment of real estate	(425,463)	—	(1,384)	(426,847)	(966)	—	—	—	(966)
Depreciation and amortization	(79,966)	(7,710)	(20,357)	(92,613)	(55,511)	(4,888)	(21,521)	—	(72,144)
Amortization of mortgage procurement costs	(1,793)	(61)	(720)	(2,452)	(2,074)	(43)	(808)	—	(2,839)
Earnings (loss) before income taxes	$(453,249)	$(967)	$5,221	$(447,061)	$(23,829)	$(4,821)	$20,792	$—	$1,784

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands) (continued)
	Nine Months Ended September 30, 2015				Nine Months Ended September 30, 2014
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$785,898	$84,968	$297,219	$998,149	$713,917	$61,972	$329,589	$7,029	$988,563
Revenues of unconsolidated entities	297,219	—	(297,219)	—	329,589	—	(329,589)	—	—
Exclude land sales	(47,589)	(4,696)	(1,483)	(44,376)	(50,367)	(4,974)	(2,688)	(1,601)	(49,682)
Exclude land sales of unconsolidated entities	(1,483)	—	1,483	—	(2,688)	—	2,688	—	—
Exclude Land Development Group revenues	(5,342)	(520)	(503)	(5,325)	(5,585)	(537)	(674)	—	(5,722)
Exclude Land Development Group revenues of unconsolidated entities	(503)	—	503	—	(674)	—	674	—	—
Adjusted revenues	1,028,200	79,752	—	948,448	984,192	56,461	—	5,428	933,159
Operating expenses	500,692	44,666	132,777	588,803	467,064	36,432	147,346	3,014	580,992
Operating expenses of unconsolidated entities	132,777	—	(132,777)	—	147,346	—	(147,346)	—	—
Exclude cost of land sales	(15,716)	(1,374)	—	(14,342)	(17,081)	(1,524)	(990)	(1,142)	(17,689)
Exclude cost of land sales of unconsolidated entities	—	—	—	—	(990)	—	990	—	—
Exclude Land Development Group operating expenses	(7,608)	(768)	(1,547)	(8,387)	(7,486)	(756)	(1,998)	—	(8,728)
Exclude Land Development Group operating expenses of unconsolidated entities	(1,547)	—	1,547	—	(1,998)	—	1,998	—	—
Exclude corporate general and administrative expenses	(35,895)	—	—	(35,895)	(35,383)	—	—	—	(35,383)
Exclude REIT conversion and reorganization costs	(25,498)	—	—	(25,498)	—	—	—	—	—
Adjusted operating expenses	547,205	42,524	—	504,681	551,472	34,152	—	1,872	519,192
Net operating income	$480,995	$37,228	$—	$443,767	$432,720	$22,309	$—	$3,556	$413,967
Revenues of unconsolidated entities	(297,219)	—	297,219	—	(329,589)	—	329,589	—	—
Operating expenses of unconsolidated entities	132,777	—	(132,777)	—	147,346	—	(147,346)	—	—
Land sales	47,589	4,696	1,483	44,376	50,367	4,974	2,688	1,601	49,682
Land sales of unconsolidated entities	1,483	—	(1,483)	—	2,688	—	(2,688)	—	—
Cost of land sales	(15,716)	(1,374)	—	(14,342)	(17,081)	(1,524)	(990)	(1,142)	(17,689)
Cost of land sales of unconsolidated entities	—	—	—	—	(990)	—	990	—	—
Land Development Group revenues	5,342	520	503	5,325	5,585	537	674	—	5,722
Land Development Group revenues of unconsolidated entities	503	—	(503)	—	674	—	(674)	—	—
Land Development Group operating expenses	(7,608)	(768)	(1,547)	(8,387)	(7,486)	(756)	(1,998)	—	(8,728)
Land Development Group operating expenses of unconsolidated entities	(1,547)	—	1,547	—	(1,998)	—	1,998	—	—
Corporate general and administrative expenses	(35,895)	—	—	(35,895)	(35,383)	—	—	—	(35,383)
REIT conversion and reorganization costs	(25,498)	—	—	(25,498)	—	—	—	—	—
Write-offs of abandoned development projects and demolition costs	(5,778)	—	(10,191)	(15,969)	(1,389)	—	—	—	(1,389)
Interest and other income	27,977	1,435	1,057	27,599	33,974	1,501	293	—	32,766
Interest expense	(149,335)	(22,481)	(75,351)	(202,205)	(178,917)	(19,981)	(81,763)	(5,538)	(246,237)
Gain (loss) on extinguishment of debt	(61,953)	(719)	(736)	(61,970)	(927)	(37)	16	(448)	(1,322)
Net loss on disposition of partial interest in development project	—	—	—	—	(19,590)	(3,379)	—	—	(16,211)
Net gain (loss) on disposition of full or partial interests in rental properties	1,746	—	20,293	22,039	(613)	27	50,075	28,042	77,477
Net gain on change in control of interests	487,684	—	—	487,684	2,759	—	—	—	2,759
Impairment of real estate	(425,463)	—	(1,384)	(426,847)	(130,795)	—	—	—	(130,795)
Depreciation and amortization	(206,782)	(22,856)	(62,553)	(246,479)	(169,838)	(14,250)	(64,504)	(986)	(221,078)
Amortization of mortgage procurement costs	(5,756)	(205)	(2,308)	(7,859)	(5,967)	(293)	(2,397)	(41)	(8,112)
Earnings (loss) before income taxes	$(52,454)	$(4,524)	$33,269	$(14,661)	$(224,450)	$(10,872)	$83,963	$25,044	$(104,571)

	Net Operating Income (in thousands)
	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014			% Change
	Full Consolidation (1)	Less Noncontrolling Interest	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Less Noncontrolling Interest	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$77,191	$—	$77,191	$74,825	$—	$74,825	3.2%	3.2%
Adjusted operating expenses	34,144	—	34,144	33,781	—	33,781	1.1%	1.1%
Comparable NOI	43,047	—	43,047	41,044	—	41,044	4.9%	4.9%
Non-Comparable NOI	4,557	—	4,557	3,837	(34)	3,871
Total	47,604	—	47,604	44,881	(34)	44,915
Office Buildings
Comparable
Adjusted revenues	105,682	4,928	100,754	101,924	4,680	97,244	3.7%	3.6%
Adjusted operating expenses	44,932	2,412	42,520	43,901	2,409	41,492	2.3%	2.5%
Comparable NOI	60,750	2,516	58,234	58,023	2,271	55,752	4.7%	4.5%
Non-Comparable NOI	8,810	148	8,662	1,656	78	1,578
Total	69,560	2,664	66,896	59,679	2,349	57,330
Apartments
Comparable
Adjusted revenues	73,897	4,473	69,424	71,748	4,198	67,550	3.0%	2.8%
Adjusted operating expenses	31,764	1,558	30,206	30,703	1,533	29,170	3.5%	3.6%
Comparable NOI	42,133	2,915	39,218	41,045	2,665	38,380	2.7%	2.2%
Non-Comparable NOI	6,980	3,900	3,080	(1,995)	(2,310)	315
Total	49,113	6,815	42,298	39,050	355	38,695
Arena	7,352	3,664	3,688	8,933	4,346	4,587
Subsidized Senior Housing	4,531	—	4,531	4,259	—	4,259
Military Housing	5,754	—	5,754	4,848	—	4,848
Straight-line rent adjustments	4,300	189	4,111	(1,430)	(651)	(779)
Participation payments	(11)	—	(11)	—	—	—
Other (2)	(15,569)	(510)	(15,059)	(13,735)	(320)	(13,415)
Total NOI
Comparable
Adjusted revenues	256,770	9,401	247,369	248,497	8,878	239,619	3.3%	3.2%
Adjusted operating expenses	110,840	3,970	106,870	108,385	3,942	104,443	2.3%	2.3%
Comparable NOI	145,930	5,431	140,499	140,112	4,936	135,176	4.2%	3.9%
Non-Comparable NOI	26,704	7,391	19,313	6,373	1,109	5,264
Grand Total	$172,634	$12,822	$159,812	$146,485	$6,045	$140,440

(1)	Includes the Company’s pro-rata share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead.

	Net Operating Income (in thousands)
	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014				% Change
	Full Consolidation (1)	Less Noncontrolling Interest	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$228,541	$—	$228,541	$221,729	$—	$—	$221,729	3.1%	3.1%
Adjusted operating expenses	103,168	—	103,168	102,440	—	—	102,440	0.7%	0.7%
Comparable NOI	125,373	—	125,373	119,289	—	—	119,289	5.1%	5.1%
Non-Comparable NOI	11,389	—	11,389	10,228	(34)	3,678	13,940
Total	136,762	—	136,762	129,517	(34)	3,678	133,229
Office Buildings
Comparable
Adjusted revenues	312,031	14,517	297,514	300,213	13,656	—	286,557	3.9%	3.8%
Adjusted operating expenses	133,801	7,197	126,604	129,107	6,868	—	122,239	3.6%	3.6%
Comparable NOI	178,230	7,320	170,910	171,106	6,788	—	164,318	4.2%	4.0%
Non-Comparable NOI	12,634	406	12,228	4,197	211	(43)	3,943
Total	190,864	7,726	183,138	175,303	6,999	(43)	168,261
Apartments
Comparable
Adjusted revenues	215,724	13,066	202,658	208,102	12,154	—	195,948	3.7%	3.4%
Adjusted operating expenses	92,268	4,754	87,514	90,432	4,681	—	85,751	2.0%	2.1%
Comparable NOI	123,456	8,312	115,144	117,670	7,473	—	110,197	4.9%	4.5%
Non-Comparable NOI	17,852	10,288	7,564	1,731	(5,528)	—	7,259
Total	141,308	18,600	122,708	119,401	1,945	—	117,456
Arena	25,336	11,961	13,375	29,448	13,535	—	15,913
Subsidized Senior Housing	13,191	—	13,191	12,130	—	—	12,130
Military Housing	19,616	732	18,884	15,796	47	—	15,749
Straight-line rent adjustments	4,709	238	4,471	2,834	159	(79)	2,596
Participation payments	(11)	—	(11)	(1,469)	—	—	(1,469)
Other (2)	(50,780)	(2,029)	(48,751)	(50,240)	(342)	—	(49,898)
Total NOI
Comparable
Adjusted revenues	756,296	27,583	728,713	730,044	25,810	—	704,234	3.6%	3.5%
Adjusted operating expenses	329,237	11,951	317,286	321,979	11,549	—	310,430	2.3%	2.2%
Comparable NOI	427,059	15,632	411,427	408,065	14,261	—	393,804	4.7%	4.5%
Non-Comparable NOI	53,936	21,596	32,340	24,655	8,048	3,556	20,163
Grand Total	$480,995	$37,228	$443,767	$432,720	$22,309	$3,556	$413,967

(1)	Includes the Company’s pro-rata share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead.